EXHIBIT 99.1

CHARTERMAC REPORTS SECOND QUARTER FINANCIAL RESULTS

— 20.0% Increase in Year-to-Date Cash Available for Distribution per Common Share —

New York, NY – August 5, 2004 – CharterMac (the “Company”) (AMEX: CHC) today announced financial results for the second quarter ended June 30, 2004.

“As a result of CharterMac’s record second quarter business volume and the successful integration and improved efficiencies from the acquisition of Related Capital Company (“RCC”) last November, CharterMac’s Cash Available for Distribution (“CAD”) per share for the first six months of the year is $0.90, a 20.0% increase over CAD per share for the first six months of 2003,” commented Stuart J. Boesky, Chief Executive Officer of CharterMac. “Additionally, based on the Company’s performance, and with confidence in CharterMac’s business plan for the year, the Company’s Board of Trustees increased CharterMac’s per share dividend distribution by 2.7%.”

Financial Highlights

As previously reported, CharterMac adopted FASB Interpretation 46R, effective March 31, 2004. As such, earnings results for the second quarter of 2004 include the results of Variable Interest Entities (“VIEs”) newly consolidated pursuant to the accounting change. As CharterMac has no equity interest in these VIEs, the net losses generated by the VIEs are allocated to their investors. The consolidation, therefore, has no impact on net income, although certain CharterMac revenues are eliminated in consolidation and revenues and expenses of the VIEs are reflected in the income statement. The reported revenue and expense totals may not be comparable to those of 2003 since the VIEs are only included in the income statement beginning April 1, 2004. In addition, CharterMac’s financial results for the second quarter of 2003 do not include the results of RCC’s performance, as CharterMac acquired RCC in November of 2003.

CharterMac reported total revenues of approximately $57.4 million for the three months ended June 30, 2004. Adjusted to exclude the impact of consolidated VIEs, total revenues were approximately $65.4 million, which represents an increase of approximately 97.0% as compared to revenues of approximately $33.2 million for the three months ended June 30, 2003.

For the three months ended June 30, 2004, CharterMac had net income of approximately $24.4 million, representing an increase of approximately 34.2% as compared to net income of approximately $18.2 million for the three months ended June 30, 2003. On a per share basis (basic and diluted), net income was approximately $0.47 for the three months ended June 30, 2004, representing an increase of approximately 27.0% as compared to approximately $0.37 for the three months ended June 30, 2003.

For the three months ended June 30, 2004, CharterMac’s CAD applicable to shareholders, a performance measure, was approximately $34.3 million, representing an increase of approximately 94.8% as compared to approximately $17.6 million for the three months ended June 30, 2003. On a diluted per share basis, CAD applicable to shareholders was $0.66 for the three months ended June 30, 2004, representing an increase of approximately 69.2% as compared to CAD applicable to shareholders of $0.39 for the three months ended June 30, 2003.

CharterMac’s present quarterly dividend on an annualized basis is $1.52 per share, which represents a 7.9% yield based upon the $19.32 per share closing price on August 4, 2004. The year-to-date per share dividend distributions to common shareholders of $0.75 represent a payout ratio of 83.3% of CAD for the six months ended June 30, 2004. Assuming the Company’s income during the year continues to be approximately 92% exempt from federal income tax and a shareholder is in a 35% tax bracket, the taxable equivalent yield would be approximately 11.8%.

Portfolio Investing

During the three months ended June 30, 2004, CharterMac acquired or issued forward commitments for revenue bonds totaling approximately $74.8 million in par value, bringing the total of the Company’s six-month acquisitions and forward commitments to $197.5 million, which is an increase of approximately 35.5% as compared to the same period in 2003. The Company’s revenue bond financings for the three months ended June 30, 2004, were secured by affordable multifamily housing properties aggregating over 1,400 units, including the Company’s first entrance into the Arizona affordable market.

As of June 30, 2004, CharterMac had ownership interests in taxable and tax-exempt first mortgage revenue bonds and tax-exempt subordinate revenue bonds with a fair value of approximately $1.9 billion, secured by mortgages on approximately 43,000 multifamily housing units in 25 states and the District of Columbia. The tax-exempt first mortgage revenue bonds have a weighted average fixed interest rate of 6.8%, a weighted average maturity of 35 years, and a weighted average pre-payment lockout of 12 years.

Fund Management

“CharterMac’s fund management subsidiary, RCC, experienced an exceptional second quarter this year,” noted Marc D. Schnitzer, President of CharterMac. “In addition to closing a $225 million multi-investor corporate tax credit fund, RCC demonstrated the versatility of its product line through the completion of two significant credit enhancement transactions, which were tailored both to capitalize on the synergies between RCC and our portfolio investing platform and to meet the needs of our investors.”

For the three months ended June 30, 2004, RCC raised tax credit equity of approximately $370.2 million, representing an increase of approximately 106.1% over the total tax credit equity raised by RCC in the second quarter of 2003 and bringing RCC’s total tax credit equity raised for the first six months of 2004 to approximately $398.8 million, which is an increase of approximately 57.5% over the same period last year. In addition, during the second quarter, RCC made equity investments in tax credit properties totaling $148.6 million, which is an increase of approximately 8.8% over the total equity investments in tax credit properties made by RCC during the second quarter of 2003. RCC’s second quarter equity investments in tax credit properties bring its total six-month investment activity to $321.0 million, which is an increase of approximately 56.5% as compared to the same period in 2003. RCC became CharterMac’s subsidiary in November of 2003 and was therefore not a subsidiary of the Company during the first half of 2003.

During the second quarter, CharterMac completed two guaranteed low-income housing tax credit (“LIHTC”) funds through RCC. In the transactions, CharterMac’s wholly-owned subsidiary, CharterMac Corporation (“CM Corp.”), agreed to back-up the guarantee of an investment grade financial institution of an agreed upon internal rate of return to the investor in Related Capital Guaranteed Corporate Partners II, L.P. – Series D (“RCGCP-D”) and to the investor in Related Capital Guaranteed Corporate Partners II, L.P. - Series E (“RCGCP-E”), both funds sponsored by RCC. For participation in the transactions, CM Corp. will receive guarantee fees.

The investor in RCGCP-D and the investor in RCGCP-E will be allocated LIHTCs and other tax benefits in return for investing approximately $88.8 million and $11.1 million, respectively, to fund, in part, the development and ownership of a total of 18 multifamily properties. The properties included in RCGCP-D were financed with approximately $174.6 million of tax-exempt and taxable debt, $136.8 million of which were tax-exempt revenue bonds acquired by CharterMac. With respect to RCGCP-E, the transaction represented the first guaranteed Georgia State credit fund ever closed by RCC and featured a unique structure for the Company from an ownership and credit allocation perspective.

Subsequent to the end of the second quarter, CharterMac closed its third guaranteed transaction of the year through CM Corp. In connection with the transaction, an investment grade financial institution has guaranteed an agreed upon internal rate of return to the investor in Related Capital Guaranteed Corporate Partners II, L.P. – Series F (“RCGCP-F”), a fund also sponsored by RCC. CM Corp. has agreed to back-up the guarantee and will participate in the guarantee fees. This $69.4 million transaction, which was designed to generate both federal and Georgia State LIHTCs and other tax benefits through the development and ownership of nine multifamily properties, represented a distinctive structure for the Company in its combination of both federal and state credits and brings RCC’s year-to-date tax credit equity total to more than $468 million.

Mortgage Banking

CharterMac’s mortgage banking subsidiary, PW Funding Inc. (“PWF”), originated approximately $418.1 million of loans during the three months ended June 30, 2004, representing an increase of approximately 143.5% over its origination volume during the three months ended June 30, 2003. PWF’s second quarter origination activity brings its total six-month origination volume to $551.0 million, which is an increase of approximately 83.7% over the same period in 2003. As of June 30, 2004, PWF serviced a loan portfolio of approximately $4.3 billion.

“PWF’s second quarter activity was a tremendous accomplishment, with the company recognizing a record level of loan originations during the period,” added Mr. Boesky. “Through the expansion of its origination staff and the increase in the company’s national presence, PWF has succeeded in expanding its market share this year.”

Subsequent to the end of the second quarter, PWF has originated approximately $22.3 million of additional loans, bringing its year-to-date volume to approximately $573.3 million.

Notably, during the second quarter, CharterMac opened a new office in Jersey City, New Jersey, that is expected to further promote synergies by centralizing the loan servicing operations of the Company’s Portfolio Investing and Mortgage Banking business lines. The centralized operation, which will oversee a combined portfolio of $6.2 billion of revenue bonds and loans, will result in a more efficient loan servicing operation, which will translate into even better customer service for the Company’s clients. The new office will also be home to PWF’s asset management and loan closing operations, as well as other ancillary portfolio services.

Capital Markets Activity

In May, CharterMac’s wholly-owned subsidiary, Charter Mac Equity Issuer Trust (the “Issuer”), completed a $104 million preferred equity offering to institutional investors. Through the offering, the Issuer sold 60 of its 5.75% Series A-4-1 Perpetual Preferred Shares and 58 of its 6.00% Series A-4-2 Perpetual Preferred Shares (collectively, the “Series A-4 Preferred Shares”). The Issuer also sold 50 of its 6.00% Series B-3-1 Subordinate Perpetual Preferred Shares and 40 of its 6.30% Series B-3-2 Subordinate Perpetual Preferred Shares (collectively, the “Series B-3 Preferred Shares”). The net proceeds of the offering will be used to invest in revenue bonds secured by mortgages on multifamily housing properties and other bond-related investments that are expected to produce tax-exempt income and for general trust purposes.

Significantly, in connection with the offering, Moody’s Investors Service, Inc. (“Moody’s”) assigned ratings to the Issuer’s preferred shares, as well as the Issuer, for the first time. Moody’s issued an “A3” rating to the Series A-4 Preferred Shares and a “Baa1” rating to the Series B-3 Preferred Shares. Moreover, Moody’s also concurrently assigned similar ratings to the Issuer’s $273.5 million outstanding parity preferred shares and assigned an “A2” rating to the Issuer based on its portfolio composition, loan performance, coverage ratios, and real estate management expertise.

In June, CharterMac completed the public follow-on offering of 5,000,000 common shares of beneficial interest at a price of $19.27 per share. Concurrent with the pricing, CharterMac granted the underwriters a 30-day option to purchase up to an additional 750,000 common shares to cover over-allotments, which was exercised in full on the same day the offering was priced. Aggregate net proceeds, after deducting underwriting discounts and commissions, were approximately $105.5 million and were used to repay two term loans in an aggregate amount of $60 million. The remaining net proceeds will be used for general business purposes.

The underwriters for the offering, led by joint book-running managers Wachovia Securities and UBS Securities LLC, also included RBC Capital Markets Corporation and Legg Mason Wood Walker, Incorporated.

Capri Capital Transaction

Subsequent to the end of the second quarter, CharterMac’s wholly-owned subsidiary, CM Investor LLC (“CM Investor”), provided two interim loans totaling $84 million (the “Interim Loans”) to Chicago-based Capri Capital Limited Partnership (“CCLP”). Pending the required regulatory and agency approval, the completion of due diligence, and the negotiation and execution of additional documents and agreements with CCLP, CharterMac anticipates that the loans will be the first step in CM Investor’s subsequent acquisition of 100% of CCLP’s mortgage banking affiliate, Capri Capital Finance, and the formation of a strategic alliance with Capri Capital Advisors, CCLP’s pension fund advisory affiliate.

If these certain conditions are met, CharterMac anticipates that the Interim Loans will be repaid in full and that CM Investor would then make two new loans in the aggregate principal amount of $90 million, one of which would give CM Investor the right to acquire 100% of Capri Capital Finance within six months, and the other one of which would give CM Investor the right to acquire a 49% equity interest in Capri Capital Advisors on or after August 1, 2005, but no later than June 30, 2006. The acquisition of 100% of Capri Capital Finance and the acquisition of a 49% equity interest in Capri Capital Advisors are both subject to certain approvals, including agency approval for the acquisition of Capri Capital Finance. The Company has entered into a letter of intent with respect to the subsequent transactions; however, definitive agreements have yet to be signed, and there can be no assurance that the subsequent transactions will occur.

Financing for the transaction was obtained through a short-term bank loan that will convert to a five-year loan when the transaction closes.

Management Conference Call

Management will conduct a conference call today at 11:00 a.m. Eastern Time to review the Company’s second quarter financial results for the period ended June 30, 2004. Callers will be invited to ask questions. Investors, brokers, analysts, and shareholders wishing to participate should call (800) 310-6649. For interested individuals unable to join the conference call, a replay of the call will be available through Monday, August 9, 2004, at (888) 203-1112 (Passcode 742772) or on our website, www.chartermac.com, through Thursday, August 19, 2004.

Supplemental Financial Information

For more detailed financial information, please access the Supplemental Financial Package, which will be available in the Investor Relations section of the CharterMac website at www.chartermac.com.

About the Company

CharterMac, through its subsidiaries, is one of the nation’s leading financial services providers to the multifamily housing industry. CharterMac offers capital solutions to developers and owners of multifamily rental housing throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac’s website at www.chartermac.com or contact the Shareholder Services Department directly at (800) 831-4826.

CHARTERMAC AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	June 30, 2004	December 31, 2003
	(Unaudited)
Revenue bonds - at fair value	$1,948,126	$1,871,009

Assets of consolidated VIEs	$2,550,963	$—

Total assets	$5,449,356	$2,581,014

Liabilities:
Financing arrangements	$959,952	$900,008

Preferred shares of subsidiary (subject to mandatory repurchase)	$273,500	$273,500

Notes payable	$254,130	$153,350

Liabilities of consolidated VIEs	$1,119,860	$—

Total liabilities	$2,741,636	$1,471,158

Limited partners’ interests in consolidated VIEs	$1,400,002	$—

Minority interests in subsidiaries – SCUs & PWF	$278,339	$292,199

Total shareholders’ equity	$1,029,379	$817,657

	Three Months Ended June 30, (Unaudited)
	2004			2003
	As Reported	Adjustments(1)	As Adjusted(1)
Total revenues	$57,441	$7,971	$65,412	$33,208

Interest expense	12,236	—	12,236	5,906
Depreciation and amortization	7,796	—	7,796	2,915
Interest rate derivatives	(3,361)	—	(3,361)	—
General and administrative	24,756	—	24,756	5,935
Expenses and equity losses of consolidated VIEs	63,847	(63,847)	—	—
Equity in earnings of investments	(565)	—	(565)	(555)
Gain on sale of loans and repayment of revenue bonds	(3,292)	—	(3,292)	(3,063)

Income (loss) before allocation of income (loss) to preferred shareholders of subsidiary, special common units of subsidiary, limited partners of consolidated entities, and minority interests	(43,976)	71,818	27,842	22,070

Income allocated to preferred shareholders of subsidiary	(830)	—	(830)	(4,725)
Income allocated to special common units of subsidiary	(9,548)	—	(9,548)	—
Loss allocated to limited partners of consolidated VIEs	71,818	(71,818)	—	—
(Income) loss allocated to minority interests	(260)	—	(260)	67

Income before income taxes	17,204	—	17,204	17,412
Income tax benefit	7,228	—	7,228	788

Net Income	24,432	—	24,432	18,200
Distributions to Manager	—	—	—	1,460
Net income applicable to shareholders	$24,432	$—	$24,432	$16,740

Net income per share (basic and diluted)	$0.47	$—	$0.47	$0.37

Weighted average shares outstanding:
Basic	52,017	—	52,017	45,090

Diluted	52,359	—	52,359	45,130

Reconciliation of Net Income to Cash Available for Distribution (“CAD”) (2)

(In thousands)

	Three Months Ended June 30,
	2004	2003
Net Income allocated to Shareholders	$24,432	$16,740
Revenues – amortization	728	443
Fees deferred for GAAP	12,393	1,029
Straight line yield	(674)	(96)
Expenses – amortization	7,797	2,915
Gain on sale of loans	(3,750)	(3,766)
Tax adjustment	(7,228)	(788)
Compensation cost – stock-based compensation	1,938	—
Interest rate cap/derivatives	(3,361)	—
Difference between SCU distributions and income allocated to SCU holders	1,540	—
Other, net	481	1,126

CAD to Common and CRA Shareholders	$34,296	$17,603

(1)	As previously reported, CharterMac adopted FASB Interpretation 46R, effective March 31, 2004. As such, earnings results for the second quarter of 2004 include the results of Variable Interest Entities (“VIEs”) newly consolidated pursuant to the accounting change. As CharterMac has no equity interest in these VIEs, the net losses generated by the VIEs are allocated to their investors. The consolidation, therefore, has no impact on net income, although certain CharterMac revenues are eliminated in consolidation and revenues and expenses of the VIEs are reflected in the income statement. The reported revenue and expense totals may not be comparable to those of 2003 since the VIEs are only included in the income statement beginning April 1, 2004. The adjusted figures presented are not in accordance with generally accepted accounting principles (“GAAP”) but are presented for the purpose of comparability.
(2)	CharterMac believes that Cash Available for Distribution (“CAD”) is helpful to investors in measuring the performance of our Company. CAD represents net income (computed in accordance with GAAP), excluding gains and losses or sales of loans or repayment of revenue bonds, impairment losses and the effect of straight line revenue recognition of interest income on revenue bonds with fixed changes in interest rates, plus depreciation and amortization, plus cash fees received but deferred in accordance with GAAP. Fees recognized for CAD but deferred for GAAP purposes are generally earned over a period of time in connection with certain of our product lines, such as credit enhancement and yield guarantees.

There is no generally accepted methodology for computing CAD, and the Company’s computation of CAD may not be comparable to CAD reported by other companies. CAD does not represent net cash provided by operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance, as an alternative to net cash provided from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indication of our ability to make cash distributions.

Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac’s Annual Report on Form 10-K for the period ended December 31, 2003, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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